EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. of our report dated May 2, 2013 except with respect to the discontinued operations related to the Oman operations described in Note 5 to the financial statements, as to which the date is January 28, 2014, relating to the financial statements, which appears in this Annual Report on Form 10-K of Harvest Natural Resources, Inc. dated March 17, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 17, 2014